                                                                    Exhibit 12.2

                           FEDERAL-MOGUL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

                                  (unaudited)
                          (In thousands except ratios)

                                              Three months
                                                 ended                         Year ended December 31,
                                                March 31,    ---------------------------------------------------------
                                                  1999          1998         1997       1996         1995       1994
                                              ------------      ----         ----       ----         ----       ----
Fixed charges:
   Interest expense**                          $   68,711    $  193,607    $ 32,000   $  42,600     $37,300   $ 21,200
   Distributions on preferred stock*                1,221         5,655      10,450      16,336      16,714     17,182
   Estimated interest portion of rents              1,937        15,768       9,700      11,267      11,333      8,300
   Amortization of debt issuance expense            2,189        10,393       1,288       1,827       1,803      1,053
                                               ----------    ----------    --------   ---------     -------   --------
       Total fixed charges                     $   74,058    $  225,423    $ 53,438   $  72,030     $67,150   $ 47,735
Earnings:
   Earnings before fixed charges               $  106,600    $  185,500    $ 99,500   $(228,700)    $(3,300)  $102,100
   Fixed charges                                   74,058       225,423      53,438      72,030      67,150     47,735
                                               ----------    ----------    --------   ---------     -------   --------
       Adjusted earnings                       $  180,658    $  410,923    $152,938   $(156,670)    $63,850   $149,835
Ratio of Earnings to Fixed Charges and
   Preferred Stock Dividends                        2.439         1.822       2.862      (2.175)      0.951      3.139
                                               ==========    ==========    ========   =========     =======   ========

  * Preferred stock amounts are calculated in the following manner in accordance with SEC guidelines.

                     Preferred Stock Dividend Requirements
             ----------------------------------------------------
             100% less Effective Income Tax Rate (36.7% for 1998)

** Includes amortization of debt issuance expense in 1998.